Exhibit 99.1

RYERSON TO BE ACQUIRED BY PLATINUM EQUITY FOR $34.50 PER SHARE IN CASH

Chicago, IL, July 24, 2007 –Ryerson Inc. (NYSE: RYI) today announced that it has entered into a definitive merger agreement to be acquired by Platinum Equity, a leading private equity firm, in a transaction valued at approximately $2.0 billion. Under the terms of the agreement, an affiliate of Platinum Equity will acquire all of the outstanding shares of Ryerson common and convertible preferred stock for $34.50 per share in cash.

The cash purchase price per share of $34.50 represents a 15% premium over Ryerson’s closing share price of $30.01 on February 13, 2007, the day prior to the announcement of the Board’s review of strategic alternatives and a 45% premium over Ryerson’s closing share price of $23.77 on December 13, 2006, the day that Harbinger Capital made a filing with the Securities and Exchange Commission indicating it was considering taking a number of actions regarding its investment in Ryerson. Ryerson’s board of directors has unanimously approved the merger agreement and recommends approval of the transaction by Ryerson’s stockholders.

The merger agreement permits Ryerson, with the assistance of its advisors, to solicit superior proposals from other parties through August 18, 2007. There can be no assurances that the solicitation of proposals will result in an alternative transaction.

Neil Novich, Chairman and Chief Executive Officer of Ryerson, said: “This transaction is a strong validation of the company’s accomplishments over the years as well as our future growth prospects. Additionally, Platinum Equity brings the operating expertise and capital that will allow Ryerson to build upon our successes, execute the strategic plan and grow the business.”

Tom Gores, Founder and Chairman of Platinum Equity, said: “Ryerson has a great history and also great potential. It’s a good fit for Platinum, which brings an operational focus that will help the company build value in the future.”

Jacob Kotzubei, the Platinum Equity executive leading the transaction, said he expected the public-to-private transition to be seamless.

“Platinum Equity is extremely excited about what the executive management team and dedicated employees have created at Ryerson. We are looking forward to working together with the entire team at Ryerson, as well as its customers and vendors, to create additional value through Platinum’s unique operations-focused approach,” Mr. Kotzubei said.

Ryerson announced on February 14, 2007, that the board of directors had retained UBS Investment Bank as its financial advisor to assist in comparing the company’s current strategic plan with other alternatives that may create additional value, including a sale of the company. Over 50 potential acquirers were identified and contacted, including foreign and domestic mills and service centers, as well as financial buyers. All interested parties were invited to perform due diligence and were provided extensive access to company management, financial data and facilities before submitting proposals. Following a thorough review and analysis of internal options and external proposals, the board determined that accepting the Platinum proposal was in the best interests of stockholders.

The transaction is subject to the approval of Ryerson’s stockholders and customary closing conditions and is expected to be completed by the fourth quarter of 2007. The transaction is not subject to any financing condition. Stockholders will be asked to vote on the proposed transaction at a special meeting that will be held on a date to be announced.

UBS Investment Bank served as Ryerson’s financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP served as legal counsel to Ryerson.

Important Information

In connection with the proposed merger, Ryerson plans to file with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement and a definitive proxy statement. The definitive proxy statement in connection with the proposed merger will be mailed to the stockholders of Ryerson. Stockholders of Ryerson are urged to read the proxy statement relating to the merger and other relevant materials when they become available because they will contain important information about the merger and Ryerson.

Ryerson has filed with the SEC a preliminary proxy statement and will file and mail to its stockholders a definitive proxy statement in connection with its 2007 annual meeting of stockholders. Stockholders of Ryerson are urged to read the definitive proxy statement relating to the 2007 annual meeting when it becomes available because it will contain important information.

Security holders may obtain a free copy of the proxy statements and any other relevant documents (when available) that Ryerson files with the SEC at the SEC’s web site at http://www.sec.gov. The definitive proxy statements and these other documents may be accessed at www.ryerson.com or obtained free from Ryerson by directing a request to Ryerson Inc., ATTN: Investor Relations, 2621 West 15th Place, Chicago, IL 60608.

Certain Information Regarding Participants

Ryerson, its directors and named executive officers may be deemed to be participants in the solicitation of the Company’s security holders in connection with the proposed merger and its 2007 annual meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 (the “2006 Form 10-K”) and in the Company’s Amendment No. 1 to its 2006 Form 10-K, each of which is filed with the SEC. To the extent holdings of the Company’s equity securities have changed since the amounts reflected in the Company’s Amendment No. 1 to its 2006 Form 10-K, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

For further information contact:

Investors

Ryerson: Terence R. Rogers, VP Finance and Treasurer, Tel: +1-773-788-3720

MacKenzie Partners: Dan Burch or Laurie Connell, Tel: + 1-212-929-5500

Media

Brunswick: Stan Neve/Cindy Leggett-Flynn, Tel: + 1-212-333-3810

Ryerson Inc.

Ryerson Inc. is a leading distributor and processor of metals in North America, with 2006 revenues of $5.9 billion. The Company services customers through a network of service centers across the United States and in Canada, Mexico, India, and China. On January 1, 2006, the Company changed its name from Ryerson Tull, Inc. to Ryerson Inc. and adopted the ticker symbol “RYI” for its common stock listed on the New York Stock Exchange. (www.ryerson.com)

Platinum Equity

Platinum Equity is a global M&A&O® firm specializing in the merger, acquisition and operation of companies that provide services and solutions to customers in a broad range of business markets, including information technology, telecommunications, industrials, logistics, manufacturing, and entertainment distribution. Since its founding in 1995 by Tom Gores, Platinum Equity has completed more than 70 acquisitions with more than $16 billion in aggregate annual revenue at the time of acquisition. (www.platinumequity.com)